EXHIBIT 12(a)

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges


                                       For the Year             For the Year
(in thousands, except ratio):         Ended 12/31/98           Ended 12/31/97
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Net income                            $     76,559             $    79,779
                                      ------------             -----------

Fixed charges:
      Advisory fees                            250                    250
                                      ------------            -----------

Total fixed charges                            250                    250
                                      ------------            -----------

Earnings before fixed charges         $     76,809            $    80,029
                                      ============            ===========

Fixed charges, as above               $        250            $       250
                                      ============            ===========

Ratio of earnings to fixed charges          307.24                 320.12
                                      ============            ===========